[CHAMPION ENTERPRISES, INC. LETTERHEAD]




                                August 31, 1995


Mr. Walter R. Young, Jr.
6372 Muirfield Court
Bloomfield Hills, MI  48301

     Re:   Employment Agreement Amendment

Dear Walter:

     Effective today, this letter amends the employment agreement between Champion Enterprises, Inc. ("Corporation") and you, dated April 27, 1990 and as previously amended by letters from Stanley R. Day and Brian Sullivan, dated April 27, 1990 and May 7, 1990 respectively (in the aggregate, the "Agreement").

     1. Base Salary Increase. Effective January 1, 1997 and on the first day of every other calendar year thereafter, your annual base compensation in Section 3(a) of the Agreement shall be increased by $50,000.

     2.    Stock Option Rights Upon Employment Termination.
Section 9 of the Agreement, which accelerates the exercise terms of outstanding stock options and provides cash out rights if your employment terminates under certain circumstances, shall not apply to any stock options granted to you on August 31, 1995. Such option grants shall be governed by the employment termination provisions set forth in the stock option agreements evidencing the grants.

     3. Non-Competition Provision. A new Section 14 shall be added to the Agreement to read as follows:

           14.   Noncompetition Provision.

           In recognition of the highly competitive nature of the Corporation's business, you agree that (i) as long as you are an employee or officer of the Corporation and (ii) for two years after your termination of employment with the Corporation (unless your employment is terminated by the Corporation without cause, in which case this Section 14 shall not apply to competitive action occurring after the termination of your employment);

           (a) You will not, directly or indirectly (other than on behalf of the Corporation), as owner, partner, joint venturer, employee, broker, agent, principal, trustee, corporate officer, licensor, consultant or in any capacity whatsoever, engage in, become financially interested in, or have any connection with, any business located in the United States engaged in the production and marketing of manufactured homes and buses (other than on behalf of the Corporation). You agree not to supply competing products or provide competing services to any customer with whom the Corporation has done any business during your employment with the Corporation, whether as an officer, director, proprietor, employee, partner, or investor (other than as a holder of less than 1% of the outstanding capital stock of a publicly traded corporation), consultant, advisor, agent or sales representative.

           (b) You agree not to directly or indirectly induce employees of the Corporation to engage in any activity hereby prohibited to you or to terminate their employment with the Corporation.

           (c)   If any one or more of the terms contained in this
     Section 14 shall for any reason be held invalid, illegal or unenforceable, such invalidity, illegality and unenforceability shall not affect any other term therein, but such term shall be deemed deleted, and such deletion shall not affect the validity of the other terms of this
     Section 14 or any other Section of this Agreement, or your obligations under any other agreements with the Corporation. Alternatively, if any one or more of the terms contained in this Section 14 shall for any reason be held to be excessively broad with regard to time, duration, geographic scope or activity, that term shall be construed in a manner to enable it to be enforced to the extent compatible with applicable law.

           (d) You acknowledge that the Corporation's and its subsidiaries' trade secrets, private or secret processes as they exist form time to time and information concerning products, research and development data, market studies and forecasts, editorial redesign information, editorial source identification and compensation information, technical information, procurement and sales activities and procedures, promotion and pricing techniques, marketing arrangements and plans, business plans, the substance of agreements with customers or others, service and training programs and arrangements, customer lists and credit and financial data concerning customers (the "Proprietary Information") are valuable, special and unique assets of the Corporation and its subsidiaries, access to and knowledge of which will have been gained by virtue of your position and involvement with the Corporation. In light of the highly competitive nature of the industry in which the Corporation has conducted its business, you further agree that all Proprietary Information obtained by you as a result of such position or involvement shall be considered confidential.
     In recognition of this fact, you agree that you will not disclose any of such Proprietary Information to any person or other entity for any reason or purpose whatsoever, and you will not make use of any Proprietary Information for your own purposes or for the benefit of any person or other entity (except the Corporation) under any circumstances.

           (e) Upon your termination of employment with the Corporation, you will deliver to the Corporation all records, data and memoranda of every kind and character of the Corporation and all copies thereof which are in your possession or control, and which relate to your employment or to the activities of the Corporation or its subsidiaries or to any Proprietary Information, including but not limited to customer lists, editorial sources, drawings, prints, manuals, notebooks, reports and correspondence, other than employment related records and documents which you are entitled to keep.

           (f) Notwithstanding the provisions in the third paragraph of Section 2 of this Agreement to the contrary, you acknowledge and agree that the Corporation's remedy at law or through arbitration for a breach of any of the provisions of Section 14 would be inadequate and, in recognition of this fact, in the event of a breach or threatened breach by you of any provision of Section 14 of this Agreement, it is agreed that, in addition to any other remedies it may have, the Corporation shall be entitled to equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available. Further, you acknowledge that the granting of a temporary injunction, or temporary restraining order would not be an adequate remedy upon breach or threatened breach of Section 14 hereof and consequently agree upon any such breach or threatened breach that the Corporation shall be entitled to the granting of injunctive relief prohibiting the sale of products and providing of services of the kind sold or provided by the Corporation. Nothing herein contained shall be construed as prohibiting the Corporation from pursuing any other remedies available to it for such breach. This provision shall override the third paragraph of Section 2 of the Agreement for purposes of enforcing the Covenant not to Compete and Proprietary Information requirements set forth in this Section 14.

     4. Except as amended herein, your Agreement remains in full force and effect and has not been modified or rescinded.


     If this letter conforms to your understanding and approval, please sign below, and this letter will constitute a contractual amendment to the Agreement between you and the Corporation.



ACCEPTED AND AGREED:             CHAMPION ENTERPRISES, INC.




Walter R. Young, Jr.             George R. Mrkonic
                                 Chairman of the Compensation
                                   Committee

MAH/5877